Brunswick Corporation 26125 N. Riverwoods Blvd., Mettawa, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Brunswick Corporation Elects
Lauren Patricia Flaherty to Board of Directors

METTAWA, Ill. Dec. 7, 2018 - Brunswick Corporation (NYSE: BC) announced today that Lauren Patricia Flaherty has been elected to serve as a member of its board of directors.

Flaherty, 60, most recently was the chief marketing officer and executive vice president of CA Technologies, which was acquired by Broadcom in November 2018.  During her five-year tenure there, Flaherty directed a number of initiatives including a global effort to recast the company’s reputation and positioning, and restructured marketing to enable the company’s first digital go-to-market execution model.  An experienced leader, Flaherty has served a diverse profile of companies and global technology leaders, including Juniper Networks, where from 2009 - 2013 she served as chief marketing officer and executive vice president.  Prior to that assignment, Flaherty spent two years as chief marketing officer for Nortel Networks.

Flaherty began her career with IBM, where she remained for 25 years. Among other assignments she held during her time with IBM were senior executive roles in the company’s corporate marketing, Software and Systems Business Units and Latin America. She also was a member of the IBM chief executive officer senior leadership team. In addition, Flaherty previously had served as an independent director of Xactly Corporation.

“We welcome Lauren to our board of directors,” said Brunswick Chairman and Chief Executive Officer Mark Schwabero. “Going forward, we will value her counsel as Brunswick continues to grow and capitalize on opportunities in the global marine markets.”

Flaherty earned her baccalaureate degree from Syracuse University.

With the addition of Flaherty, the total number of members of the Brunswick Board of Directors increases to 12, 11 of which are independent.

About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers, and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine  & Lankhorst Taselaar marine parts distribution; and Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Contact: Daniel Kubera
Director - Media Relations and Corporate Communications
Phone: 847-735-4617
Email: daniel.kubera@brunswick.com